SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  July 8, 1997

                  DUNES HOTELS AND CASINOS INC.
       (Exact name of Registrant as specified in charter)

                            New York
         (State or other jurisdiction of incorporation)

         1-4385                            11-1687244
(Commission File Number)        (IRS Employee Identification No.)

4045 South Spencer, Las Vegas, Nevada                   89119
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code  (702) 732-7474

                         Not Applicable
  (Former name or former address, if changed since last report)

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ITEM 5.    OTHER EVENTS

     Dunes Hotels and Casinos Inc. ("Dunes") previously reported the matter known as FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), ET AL. V. JOHN B. ANDERSON, ET AL. (COLLECTIVELY, THE "ANDERSON PARTIES), United States District Court, District of Nevada ("Nevada District Court"), Case No. CV-S-95-00679-PMP
(LRL). Mr. Anderson, through his ownership of Cedar Development Co., the parent company of Baby Grand Corp. and J.B.A. Investments, Inc., owns approximately 4,280,756 shares or 67.2% of the outstanding common stock of Dunes. As previously reported, 3,000,000 shares or 47.1% of the outstanding common stock of Dunes (the "Pledged Dunes Shares") are pledged as collateral in favor of entities of which the FDIC is a successor and/or assign. On June 3, 1997, the FDIC filed a motion for a declaration that the FDIC has the right to exercise voting rights to the Pledged Dunes Shares, and requiring that stockholder meetings be held for Dunes and certain other entities. On July 8, 1997, the Nevada District Court granted the FDIC's motion. Dunes has rights to approximately 1,280,756 shares or 20.1% of the outstanding common stock of Dunes as a result of a pledge in favor of M&R Investment Company, Inc., an indirect wholly-owned subsidiary of Dunes.

     Dunes does not know when the FDIC will attempt to exercise voting rights to the Pledged Dunes Shares, or whether the Anderson Parties have any grounds to appeal the order of the Nevada District Court, or, if such grounds to appeal exist, whether the Anderson Parties will appeal the order or otherwise contest an assertion by the FDIC to exercise voting rights to the Pledged Dunes Shares and certain other pledged shares. Should the FDIC successfully assert voting rights over the Pledged Dunes Shares, there will be a change in control of Dunes. Although Dunes is not a party to this action, a change in control of Dunes may adversely effect Dunes' ability to collect on certain obligations owed to Dunes by the Anderson Parties, including a loan in the amount of approximately $2,083,735 (including interest of approximately $167,000) due to M&R Investment Company, Inc. from Baby Grand Corp. and secured by approximately 1,280,756 shares of Dunes common stock. Dunes cannot predict the outcome of the foregoing at this time.

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

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           Dunes Hotels and Casinos Inc.
                           (Registrant)

Date: July 17, 1997        By:/s/ James H. Dale
                              JAMES H. DALE, TREASURER

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